Exhibit 99.1

Tidelands Royalty Trust “B”

News Release

TIDELANDS ROYALTY TRUST “B”

ANNOUNCES SECOND QUARTER CASH DISTRIBUTION

DALLAS, Texas, June 19, 2012 – Tidelands Royalty Trust “B” (OTC BB: TIRTZ) (“Tidelands”) today declared a quarterly cash distribution to the holders of its units of beneficial interest of $0.154188 per unit, payable on July 13, 2012, to unitholders of record on June 29, 2012. Tidelands’ cash distribution history, current and prior year financial reports and tax information, a link to filings made with the Securities and Exchange Commission, and more can be found on its website at

http://www.tirtz-tidelandsroyaltytrust.com/.

The distribution this quarter increased to $0.154188 per unit from $0.112712 per unit last quarter. Royalties received this quarter as compared to the last quarter are up due to an increase in the volume of oil and gas produced and in the price of gas. There was a decrease in the price of oil.

Tidelands’ distributions to unitholders are determined by royalties received up to the date the distribution amount is declared. In general, Tidelands receives royalties two months after oil production and three months after natural gas production.

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Contact:	Ron E. Hooper

                     Senior Vice President

                     U.S. Trust, Bank of America Private Wealth Management

                     Toll Free – 1.800.985.0794